LLC MEMBERSHIP INTEREST PURCHASE AGREEMENT

BETWEEN

____
AS SELLER

AND

BIOZONE PHARMACEUTICALS, INC.
AS BUYER

EQUALAN LLC

June __, 2011

LLC MEMBERSHIP INTEREST PURCHASE AGREEMENT

This LLC Membership Interest Purchase Agreement (**"Agreement"**) is entered into on June ___, 2011, between __________, an individual with an address at ______________________ (**"Seller"**) and Biozone Pharmaceuticals, Inc., a Nevada corporation, with an address at 4400 Biscayne Boulevard, Miami, Florida 33137 (**"Buyer"**).

A. Seller owns certain membership units in Equalan LLC (**the "LLC Interests"**).

B. Seller desires to sell the LLC Interests to Buyer, and Buyer desires to purchase the LLC Interests from Seller.

C. Equalan LLC is referenced herein as the **"Company"**.

D. The Company is managed by its managing member, __________.

Intending to be legally bound, the parties agree as follows:

1. PURCHASE OF LLC INTERESTS.

1.1 ***Sale of the LLC Interests.*** On and subject to the terms and conditions of this Agreement, at Closing, Seller shall sell, assign, transfer and deliver the LLC Interests to Buyer, free and clear of all Encumbrances. The assignment of the LLC Interests shall be in the form set forth in Exhibit A (the **"LLC Interest Assignment"**). The purchase of the LLC Interests by Buyer is referred to herein as the **"Acquisition"**.

1.2 ***Purchase Price.*** The purchase price to be paid by Buyer for the LLC Interests shall be _________ shares (the **"Shares"**) of the restricted common stock, par value $0.001 per share, of Buyer (the **"Purchase Price"**).

The Purchase Price shall be paid by Buyer to Seller as follows:

(a) 20% of the Shares shall be delivered to the Escrow Agent, (as defined in that certain Escrow Agreement substantially in the form of Exhibit A annexed hereto), subject to the Make-Whole and Indemnification Adjustments, as defined therein, and the Opko Option (as defined below) (the **"Escrowed Shares"**);

(b) The balance to be delivered by irrevocable transfer agent instructions delivered to the Buyer's transfer agent at closing. The Purchase Price shall be paid to the Seller or designee within 5 business days following closing; and

(c) The Shares shall be subject to a lockup agreement with Buyer as set forth on Exhibit B annexed hereto

2. CLOSING.

2.1 ***Closing.*** Upon the terms and subject to the conditions hereinbefore and hereinafter set forth, the consummation of this Agreement and the Acquisition contemplated herein (the **"Closing"**) shall take place on the date hereof, or on such other date as is agreed to by the parties (the **"Closing Date"**) but not later than June 15, 2011, unless agreed by the parties (**"Effective Time"**).

2.2 *Actions of Seller at Closing*. At or prior to Closing, Seller shall deliver to Buyer the following:

(a) Assignment. The LLC Interest Assignment signed by Seller;

(b) Opko Option from Keller and Fisher. Dan Fisher and Brian Keller grant an irrevocable option to Opko Health, Inc., ("**Opko**") with respect to Buyer's shares that each will receive in connection with Keller and Fisher's receipt of shares pursuant to agreements with Buyer as follows (the "**Opko Option**"), substantially in the form of Exhibit C annexed hereto, as to which Seller and Company hereby consent:

Fisher Option:	5,320,000 shares
Exercise Price	$1.00 per share if exercised within 2 months of Closing Date; Blended Price equal to the weighted average price per share determined as follows: $1.00 per share as to 4,256,000 shares and 60 day VWAP as to 1,064,000 shares on date of exercise, if exercised within 18 months following the Payment Extension date.
Term	2 months following Closing Date; Extended to 20 months following the Closing Date upon payment of $100,000.
Lockup	12 months increasing to 18 months on exercise of option on shares (with leakout between 12 and 18 months)
Keller Option:	3,325,000 shares
Exercise Price	$1.00 per share
Term	2 months following Closing Date; Extended to 20 months following the Closing Date upon payment of $100,000.
Lockup	12 months increasing to 18 months on exercise of option on shares (with leakout between 12 and 18 months).

(c) Debt conversion. All indebtedness of Company, BetaZone, LLC, Equachem LLC and Biozone Laboratories, Inc. to Seller shall be forgiven at closing, provided $250,000 of such indebtedness owing to Dan Fisher, on an audited basis, shall be repaid by the Buyer to Dan Fisher at closing and the balance converted into Company common stock on the basis of 1 share for each $1.00 of debt converted, which shall be adjusted upon the completion of the Company audit .

(d) Other. Seller shall have executed the Escrow Agreement, the Opko Option, the Lockup Agreement, the Intellectual Property Assignment Agreement (substantially in the Form of Exhibit D, the Make Good Escrow Agreement and such other instruments and documents as Buyer or the Company may reasonably request to effect the transactions contemplated hereby.

2.3 ***Actions of Buyer at Closing***. At Closing, Buyer shall deliver to Seller the following:

(a) Payment. The Purchase Price due pursuant to Section 1.2; and

(b) Other. Such other instruments and documents as Seller or the Company may reasonably request to effect the transactions contemplated hereby.

2.4 ***Taking of Necessary Action; Further Action***. Buyer and Seller will take all reasonable and lawful action as may be necessary or appropriate in order to effectuate the Acquisition in accordance with this Agreement as promptly as possible.

3. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller and Company, jointly and severally, hereby represent and warrant to Buyer as follows:

3.1 ***Powers; Consents; Absence of Conflicts with Other Agreements***. Other then as disclosed on Schedule 3.1(b), the execution, delivery, and performance by Seller of this Agreement and all other agreements referenced herein, or ancillary hereto, to which Seller is a party, and the consummation by Seller of the transactions contemplated by this Agreement and the Transaction Documents, as applicable:

(a) do not require any approval or consent to be obtained by any party other than the Company or from, or filing required to be made by Seller with, any Governmental Agency bearing on the validity of this Agreement which is required by Law;

(b) will not conflict with, result in any breach or contravention of, or the creation of any Encumbrance under, any indenture, agreement, lease, instrument or understanding to which Seller is a party or by which Seller is bound;

(c) will not violate any Law to which Seller may be subject; and

(d) will not violate any Governmental Order to which Seller may be subject.

3.2 ***Due Authorization; Binding Agreement***. Seller has the right, power, legal capacity and authority to enter into and perform this Agreement. This Agreement and all Transaction Documents are and will constitute the valid and legally binding obligations of Seller and are and will be enforceable against Seller in accordance with the respective terms hereof or thereof, except as limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditor's rights generally from time to time in effect.

3.3 ***Litigation or Proceedings***. There are no Actions pending or, to Seller's Knowledge, threatened against Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

3.4 ***Ownership of LLC Interests***. Seller has the sole and unrestricted right to sell and/or transfer the LLC Interests. Upon transfer of the LLC Interests from Seller to Buyer, Buyer will have good and marketable title to the LLC Interests, free and clear of any and all liens or claims.

3.5 ***No Broker's or Finder's Fees.*** Seller has not engaged or is liable for the payment of any fee to any finder, broker or similar Person in connection with the transactions described in this Agreement.

3.6 ***Receipt and Review of Company Financial Information.*** Seller acknowledges that he has received and had an opportunity to review the unaudited financial statements of the Company for the two years ended December 31, 2009 and 2010 and such financial statements have been prepared in accordance with the books and records of the Company, are consistent with all tax returns filed for the Company, and are true and correct in all material respects.

3.7 ***Advice of Counsel.*** Seller acknowledges that he has been encouraged to seek legal counsel and been given the opportunity to seek such counsel with respect to this Agreement.

3.8 ***Capitalization.***

(a) The authorized and issued membership and limited liability company interests of the Company consist solely of those amounts set forth in the Disclosure Schedule annexed hereto and no membership or limited liability interests of the Company are issued or outstanding that are not set forth on the Disclosure Schedule, and no such interests will be issued or outstanding as of the Closing Date that are not set forth on Disclosure Schedule, except for such interests issued pursuant to the exercise of outstanding Company Options listed on Disclosure Schedule. The Disclosure Schedule sets forth all holders of unvested membership or limited liability interests, and for each such owner thereof: (i) the number of unvested membership or limited liability interests, (ii) the terms of the Company's or any other party's rights to repurchase or acquire such membership or limited liability interests, (iii) the schedule on which such rights lapse and (iv) whether such repurchase rights lapse in full or in part as a result of any of the transactions contemplated by this Agreement or any other agreement or upon any other event or condition. True and complete copies of the membership or limited liability interests issued and the limited liability company agreement of the Company have been provided to Buyer. The Company holds no treasury membership or limited liability interests. All issued and outstanding membership or limited liability interests of the Company have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the Company in compliance with all requirements of Applicable Law and all requirements set forth in applicable Contracts. There is no Liability for dividends or distributions accrued and unpaid by the Company.

(b) There are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares membership or limited liability interests or any securities or debt convertible into or exchangeable for Company membership or limited liability interests or obligating the Company or to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. There are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to any outstanding securities of the Company.

3.9 ***Information on the Buyer.***

Seller has been furnished with or has had access to such information and materials concerning the Buyer as have been requested by Seller. In addition, Seller may have received in writing from the Buyer such other information concerning its operations, financial condition, prospects and other matters as Seller has requested in writing (such other information is collectively the "Other Written Information") and considered all factors Seller deems material in deciding on the advisability of acquiring the Shares.

Seller acknowledges it has access to the SEC filings of Buyer and has reviewed the same, including all Risk Factors contained therein.

Seller has adequate means of providing for current needs and contingencies, has no need for liquidity in the investment, and is able to bear the economic risk of an investment in the Shares offered by the Buyer of the size contemplated herein. The Seller represents that the Seller is able to bear the economic risk of the investment and at the present time could afford a complete loss of such investment. The Seller has had a full opportunity to inspect the books and records of the Buyer and to make any and all inquiries of Buyer's officers and directors regarding the Buyer and its business as the Seller has deemed appropriate.

3.10 ***Information on Seller***. The Seller, either alone or with the Seller's professional advisers who are unaffiliated with, has no equity interest in and is not compensated by the Buyer or any affiliate or selling agent of the Buyer, directly or indirectly, has sufficient knowledge and experience in financial and business matters that the Seller is capable of evaluating the merits and risks of an investment in the Shares offered by the Buyer and of making an informed investment decision with respect thereto and has the capacity to protect the Seller's own interests in connection with the Seller's proposed investment in the Shares.

3.11 ***Acquisition of Shares***. Seller will acquire its Shares as principal for its own account for investment only and not with a view toward, or for resale in connection with, the public sale or any distribution thereof.

3.12 ***Compliance with Securities Act***. Seller understands and agrees that its Shares have not been registered under the Securities Act of 1933, as amended (the "Act") or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under the Securities Exchange Act of 1933, as amended (the "Exchange Act") (based in part on the accuracy of the representations and warranties of Seller contained herein), and that such Shares must be held indefinitely unless a subsequent disposition is registered under the Act or any applicable state securities laws or is exempt from such registration. Seller acknowledges the Buyer is a "shell" corporation as defined under Rule 12b-2 under the Exchange Act and accordingly Rule 144 under the Act may not be available, if at all, for a minimum of one year following termination of Buyer ceasing to be consider to have terminated its shell status.

3.13 ***Legend***. The certificate evidencing the Shares shall bear the following or similar legend:

"THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE COMPANY, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

And such additional legends as shall be applicable for purposes of the Escrowed Shares and the Opko Option and any lockup agreements.

3,14 ***Communication of Offer.*** The offer to acquire the Shares was directly communicated to Seller by Buyer. At no time was Seller presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

3.15 ***Restricted Securities.*** Seller is an "accredited investor" under Regulation D promulgated under the Act ("Regulation D"). Notwithstanding anything to the contrary contained in this Agreement, Seller may transfer the Shares to its Affiliates (as defined below) provided that each such Affiliate is an "accredited investor" under Regulation D and such Affiliate agrees to be bound by the terms and conditions of this Agreement. For the purposes of this Agreement, an "Affiliate" of any Person or entity means any other Person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such Person or entity. Affiliate includes each parent or subsidiary of a party hereto. For purposes of this definition, "control" means the power to direct the management and policies of such Person or firm, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

3.16 ***No Governmental Review.*** Seller understands that no United States federal or state agency or any other governmental or state agency has passed on or made recommendations or endorsement of the Shares or the suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

3.17 ***Financial Statements.***

Within sixty (60) days from the Closing Date, Seller and Company shall deliver to Buyer copies of: (i) audited consolidated balance sheets of the Company as at December 31, 2010 and 2009 and the related audited consolidated statements of income and of cash flows of the Company for the years then ended, and (ii) unaudited quarterly balance sheets and consolidated statements of income and of cash flow of the Company for the most recently completed fiscal quarter and prior year fiscal quarter (including the related notes and schedules thereto, the "Financial Statements"). All of the financial and other information heretofore provided by Seller and Company to Buyer have been prepared in accordance with the books and records of the Company and are true and correct in all material respects. Each of the Financial Statements when delivered will be complete and correct in all material respects, will be prepared in accordance with GAAP (subject to normal year-end adjustments in the case of the unaudited statements) and in conformity with the practices consistently applied by the Company without modification of the accounting principles used in the preparation thereof and or will present fairly the financial position, results of operations and cash flows of the Seller as at the dates and for the periods indicated. The Financial Statements obligation required hereby may be satisfied by delivery of consolidating financial information with a consolidated Financial Statement for the Company, Equachem, LLC, BetaZone, LLC and Biozone Laboratories, Inc. Until Financial Statements shall have been delivered to Buyer in form and substance in compliance with the rules and regulations of the Securities and Exchange Commission for inclusion in a Current Report on Form 8-K, for purposes hereof the "Escrowed Shares" referred to in Paragraph 1.2 (a) shall mean 100% of the Shares.

3.18 ***Compliance with Applicable Laws.*** The Seller (and the Company) is in compliance with all applicable laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a material adverse affect on the Company.

4. REPRESENTATIONS AND WARRANTIES OF BUYER. As of the Closing, Buyer represents and warrants to Seller the following:

4.1 ***Powers; Consents; Absence of Conflicts with Other Agreements, Etc.*** The execution, delivery, and performance by Buyer of this Agreement and all other agreements referenced herein, or ancillary hereto, to which Buyer is a party, and the consummation of the transactions contemplated herein by Buyer:

(a) do not require any approval or consent to be obtained by any party other than the Company or from, or filing required to be made by Buyer with, any Governmental Agency bearing on the validity of this Agreement which is required by Law;

(b) will not conflict with, result in any breach or contravention of, or the creation of any Encumbrance under, any indenture, agreement, lease, instrument or understanding to which Buyer is a party or by which Buyer is bound;

(c) will not violate any Law to which Buyer may be subject; and

(d) will not violate any Governmental Order to which Buyer may be subject.

4.3 ***Binding Agreement.*** This Agreement and all agreements to which Buyer will become a party pursuant hereto are and will constitute the valid and legally binding obligations of Buyer, and are and will be enforceable against Buyer in accordance with the respective terms hereof and thereof, except as limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditor's rights generally from time to time in effect.

4.4 ***Proceedings.*** There are no claims, actions, proceedings or investigations pending or, to the Knowledge of Buyer, threatened, challenging the validity or propriety of the transactions contemplated by this Agreement.

4.5 ***No Broker's or Finder's Fees.*** Buyer has not engaged or is liable for the payment of any fee to any finder, broker or similar Person in connection with the transactions described in this Agreement.

5. RELEASE; CONFIDENTIALITY

5.1 ***Release by Seller.*** In consideration of the agreements, terms and conditions contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Seller hereby releases and discharges, Buyer, the Company and each of their heirs, executors, members, managing members, administrators, successors, officers, employees, directors, attorneys, agents, Affiliates and assigns (collectively, the "Seller Releasees"), from any action, cause of action, suit, debt, dues, sums of money, account, reckoning, bond, bill, specialty, covenant, contract, controversy, agreement, promise, variance, trespass, damage, judgment, extent, execution, claim, and demand whatsoever, in law, admiralty or equity, which against the Seller Releasees, the Seller, the Seller's heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may, have for any matter from the beginning of the world to the day of the date of this Agreement.

5.2 ***Confidentiality.*** Seller agrees and acknowledges that all information concerning (i) the Company and Buyer, their business and prospects, (ii) the financial performance of the Company and Buyer, (iii) the Company's and Buyer's officers, directors, employees, managing members and members and (iv) the terms and conditions of this Agreement (collectively, the "Information") are confidential and shall not be disclosed to any party, except as required by law.

5.3 ***Securities Laws***. Seller agrees that the Information will not be used for any purpose other than in connection with my evaluating a possible investment in the Buyer, and that Seller will not disclose in any manner whatsoever such Information, the fact that Seller has received such Information or that discussions or negotiations are taking place concerning the financing of the Buyer. Seller acknowledges that Seller is aware that the United States securities laws prohibit any person who has received material, non-public information concerning a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

6. MISCELLANEOUS

6.1 ***Definitions***. In this Agreement, the following terms have the following meanings:

"**Action**" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"**Affiliate**" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"**Agents**" means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, bankers, attorneys, accountants and other agents of such Person.

"**Business Day**" means any day except Saturday, Sunday or any other day on which commercial banks located in New York City are authorized or required by Law to be closed for business.

"**Buyer's Knowledge**" or "**Knowledge of Buyer**" or any similar phrase means all facts and circumstances known by Buyer, without a duty of inquiry.

"**Encumbrance**" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"**Governmental Authority**" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"**Governmental Order**" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"**Law**" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"**Person**" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"**Seller's Knowledge**" or "**Knowledge of Seller**" or any similar phrase means all facts and circumstances known by Seller, without a duty of inquiry.

"**Transaction Documents**" means this Agreement and each other agreement entered into pursuant to this Agreement.

6.2 ***Additional Assurances.*** From time to time after Closing, either party shall execute and deliver such other instruments and take such other actions as is reasonably requested to give effect to the transactions contemplated by this Agreement.

6.3 ***Cost of Transaction.*** Whether or not the transactions contemplated hereby are consummated, each party shall bear its own expenses in connection with this Agreement.

6.4 ***Choice of Law; Venue.*** This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to principles of conflicts of law. BUYER AND SELLER WAIVE ANY RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN, INCLUDING CLAIMS BASED ON CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER COMMON LAW OR STATUTORY BASES. Each party hereby submits to the exclusive jurisdiction of the state and federal courts located in the County of New York, State of New York. If the jury waiver set forth in this Section is not enforceable, then any dispute, controversy or claim arising out of or relating to this Agreement or any of the transactions contemplated herein will be finally settled by binding arbitration in New York, New York in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply New York law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph. The expenses of the arbitration, including the arbitrator's fees and expert witness fees, incurred by the parties to the arbitration, may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrator's fees as and when billed by the arbitrator.

6.5 ***Waiver of Jury Trial.*** EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT BE TRIED BY JURY. EACH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO DEMAND TRIAL BY JURY.

6.6 ***Enforcement of Agreement.*** Irreparable damage would occur if any of the provisions of this Agreement was not performed in accordance with its terms or was breached. The parties are entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms, in addition to any other remedy to which they are entitled at law or in equity.

6.7 ***Survival.*** The representations, warranties and covenants of the parties shall survive Closing and shall not be affected or deemed waived by reason of any investigation made by or on behalf of any party (including by any of its representatives) or by reason of the fact that any party or any of its

representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

6.8 ***Benefit/Assignment***. This Agreement inures to the benefit of and is binding upon the parties hereto and their respective legal representatives, successors, and assigns. No party may directly or indirectly, including by assignment, operation of law or change of control, transfer or assign this Agreement without the prior written consent of the other parties; provide that, following Closing, Buyer may do so without the consent of any other party.

6.9 ***No Third Party Beneficiaries***. This Agreement is intended solely for the benefit of Buyer and Seller and their respective permitted successors or assigns, and does not confer third-party beneficiary rights upon any Person.

6.10 ***Waiver of Breach***. The waiver by any party of a breach or violation of any provision of this Agreement is not a waiver of any subsequent breach of the same or any other provision hereof.

6.11 ***Interpretation***. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. This Agreement is to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Schedules and exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

6.12 ***Severability***. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

6.13 ***Gender and Number***. Whenever the context of this Agreement requires, the gender of all words herein includes the masculine, feminine, and neuter, and the number of all words herein includes the singular and plural.

6.14 ***Divisions and Headings***. The division of this Agreement into articles, sections and subsections and the use of captions and headings are for convenience and have no legal effect in construing the provisions of this Agreement.

6.15 ***Entire Agreement***. This Agreement, including all exhibits and schedules hereto, and the Transaction Documents, supersedes all previous contracts, and constitutes the entire agreement among the parties regarding its subject matter. No party is entitled to benefits other than those specified herein. No oral statements or prior written material not specifically incorporated herein is of any force or effect.

6.16 ***Amendment***. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each party hereto.

6.18 ***Counterparts***. This Agreement may be executed in counterparts, each of which will be an original, and all of which together will be one and the same agreement. A signed copy of this

Agreement delivered by facsimile, e-mail or other means of electronic transmission will have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

The parties have executed this Agreement in multiple originals as of the date first above written.

SELLER:

____

____

BUYER:
BIOZONE PHARMACEUTICALS, INC.

____
Name: Roberto Prego
Title: President

AGREED AND ACCEPTED:
EQUALAN LLC
by its managing member, _______________

By:___________________________________
Name:
Title:

ASSIGNMENT OF MEMBERSHIP INTEREST

THIS ASSIGNMENT OF MEMBERSHIP INTEREST (this "Assignment") dated as of April __, 2011 is made by and between __________ ("Assignor") and Biozone Pharmaceuticals, Inc. ("Assignee").

RECITALS

A. Assignor is the holder of a __________________ membership interest (the "Membership Interest") in Equalan LLC, a _________________ limited liability company ("Equalan"); and

B. Assignor desires to transfer and assign to Assignee the Membership Interest pursuant to the terms of that certain LLC Membership Interest Purchase Agreement dated the date hereof between Assignor and Assignee (the "Purchase Agreement"); and

C. Assignee desires to accept the assignment of the Membership Interest and to accept and assume the terms and conditions of the Operating Agreement of Equalan, as amended or restated (the "Operating Agreement") with respect to the Membership Interest.

In consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Assignment. Subject to the terms and conditions this Assignment and the Purchase Agreement, Assignor hereby transfers and assigns to Assignee the Membership Interest.

2. Admission as Substituted Member. As of the date hereof, and subject to the terms and conditions of this Assignment, Assignee shall become a substituted member in Equalan with respect to the Membership Interest in compliance with the terms of the Operating Agreement.

3. Assumption. Assignee agrees to accept, adopt and be bound by the terms, provisions and conditions of the Operating Agreement.

4. Representations by Assignor. Assignor does hereby represent and warrant to Assignee that: (i) Assignor is the legal and beneficial owner and holder of the Membership Interest and (ii) the Membership Interest is not subject to any lien or assessment by any of Assignor's creditors or by any other person or entity.

5. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of each of the parties hereto and their respective heirs, legal representatives, successors and assigns.

6. General Provisions.

(a) Entire Agreement. This Assignment supersedes any prior or contemporaneous understandings or agreements between the parties respecting the subject matter hereof and constitutes the entire understanding and agreement between the parties with respect to the assignment of the Membership Interest.

(b) Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of New York.

(c) Further Assurances. The parties hereto covenant and agree that they will execute such further instruments and documents as may be necessary or convenient to effectuate and carry out the transaction contemplated by this Assignment.

(d) Counterpart Execution. This Assignment may be executed in any number of counterparts, all of which together shall for all purposes constitute one agreement, binding on all the parties hereto, notwithstanding that all the parties hereto have not signed the same counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment effective as of the day and year first above written.

ASSIGNOR:

____

____

ASSIGNEE:
BIOZONE PHARMACEUTICALS, INC.

____
Name: Roberto Prego
Title: President

AGREED AND ACCEPTED:
EQUALAN LLC
by its managing member, _______________

By:____
Name:
Title:

DISCLOSURE SCHEDULE TO MEMBER PURCHASE AGREEMENT

1. BioZone Labs and Equalan LLC are indebted to the Bank of Marin under a senior secured loan agreement (the "Senior Loan") that provides, among other things, that each of BioZone Labs and Equalan LLC shall obtain the consent of Bank of Marin prior to incurring any additional indebtedness other than certain specified permitted debt.

2. Capitalization:

   Membership Interests:

Name:	Interest:	Percentage:
Daniel Fisher	LLC	31.67%
Brian Keller	LLC	31.67%
Christian Oertle	LLC	5.0%
Nian Wu	LLC	31.67%[1]

   Options: None.

   Warrants: None.

   Convertible Debt or Other Instruments: None.

Schedule 3.1(b)

Bank of Marin: Outstanding loans as of May 31, 2011

Borrower	Loan Number	Amount Outstanding
Biozone Laboratories, Inc.	006130000348-00001	$1,378,155
Biozone Laboratories, Inc.	006130000355-00001	$ 600,292
Equalan Pharma, LLC	006130000397-00001	$ 130,300
Equalan Pharma, LLC	006130000389-00001	$ 64,175

EXHIBIT B

LOCKUP

LOCK-UP AGREEMENT

_______, 2011

Ladies and Gentlemen:

The undersigned is, or is anticipated to be, a beneficial owner of shares of capital stock, or securities convertible into or exercisable or exchangeable for the capital stock (each, a "Company Security") of Biozone Pharmaceuticals, Inc., a Nevada corporation (the "Company"). The undersigned understands that the Company is acquiring certain businesses (the "Target Companies") in consideration for an aggregate purchase price of 21,000,000 shares (the "Shares") of the Company's common stock (the "Purchase") from the undersigned.and other owners of the Target Companies. The undersigned understands that the Company will proceed with the Purchase in reliance on this Letter Agreement to be signed by each of the owners of the Target Companies.

1. In recognition of the benefit that the Purchase will confer upon the undersigned, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees, for the benefit of the Company, that, during the period beginning on the date hereof (the "Distribution Date") and ending eighteen (18) months thereafter (the "Lockup Period"), the undersigned will not, directly or indirectly, (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future), any Company Securities, beneficially owned, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by the undersigned on the date hereof or hereafter acquired or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Company Security, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of any Company Security (each of the foregoing, a "Prohibited Sale").

2. Notwithstanding the foregoing, the undersigned (and any transferee of the undersigned) may transfer any shares of a Company Security (i) as a bona fide gift or gifts, provided that prior to such transfer the donee or donees thereof agree in writing to be bound by the restrictions set forth herein, (ii) to any trust, partnership, corporation or other entity formed for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that prior to such transfer a duly authorized officer, representative or trustee of such transferee agrees in writing to be bound by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) to non-profit organizations qualified as charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or (iv) if

such transfer occurs by operation of law, such as rules of descent and distribution, statutes governing the effects of a merger or a qualified domestic order, provided that prior to such transfer the transferee executes an agreement stating that the transferee is receiving and holding any Company Security subject to the provisions of this agreement. For purposes hereof, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, commencing on the twelve (12) months anniversary of the date of this letter Agreement, the undersigned may sell up to ten (10%) percent of the shares issued to the undersigned in connection with the Target Companies in each calendar month, on a non-cumulative basis.

3. This Letter Agreement shall be governed by and construed in accordance with the laws of the New York.

4. This Letter Agreement will become a binding agreement among the undersigned as of the date hereof. In the event that no closing of the Asset Purchase occurs, this Letter Agreement shall be null and void. This Letter Agreement (and the agreements reflected herein) may be terminated by the mutual agreement of the Company and the undersigned, and if not sooner terminated, will terminate upon the expiration date of the Lockup Period. This Letter Agreement may be duly executed by facsimile and in any number of counterparts, each of which shall be deemed an original, and all of which together shall be deemed to constitute one and the same instrument. Signature pages from separate identical counterparts may be combined with the same effect as if the parties signing such signature page had signed the same counterpart. This Letter Agreement may be modified or waived only by a separate writing signed by each of the parties hereto expressly so modifying or waiving such agreement.

Very truly yours,

____

Address: ______________________________________
Number of shares of Common Stock owned: __________
Certificate Numbers: _____________________________

Accepted and Agreed to:

Biozone Pharmaceuticals, Inc.

By:__________________________________
Name:
Title:

EXHIBIT C

OPTION AGREEMENT

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the "Agreement") is made and entered into, effective as of June__, 2011 (the "Effective Date"), by and between **Brian Keller,** an individual with an address at 5058 Nortonville Way, Antioch, CA 94531 (the "Optionor"), and **Opko Health, Inc.**, with an address at 4400 Biscayne Boulevard, Miami Florida 33137 (the "Optionee").

RECITALS:

WHEREAS, Optionor is the owner of 6,650,000 shares (the "Optionor Shares") of the common stock, par value $0.001 per share (the "Common Stock"), of Biozone Pharmaceuticals, Inc. (the "Company").

WHEREAS, Optionor desires to grant and issue to Optionee, a 2 month option, subject to extension (the "Option") to acquire 3,325,000 shares of Company Common Stock (the "Option Shares"), with a right to extend such Option for an additional period of 18 months (the "Extension Period") upon payment of $100,000.00 on or prior to the initial expiration date of the Option (the "Extension Payment").

AGREEMENTS:

NOW, THEREFORE, FOR VALUABLE CONSIDERATION, receipt which is hereby acknowledged, Optionor hereby issues and grants to Optionee the following option:

Section 1. Sale of Option. Subject to the terms and conditions set forth below, the Optionor hereby grants to Optionee, a 2 month option to purchase the Option Shares at a per share purchase price from Optionor of $1.00 per share (the "Initial Exercise Price").

Section 2.

The Option is exercisable at any time and from time to time during its term and the Extension Period, in whole or in part. This Option is assignable in the discretion of the Optionee.

Section 3. Manner of Exercise of Option. Optionee may exercise the Option only by delivering to the Optionor (a) a written notice of exercise specifying the number of shares with respect to which the Option is to be exercised and the address to which the certificate representing such shares is to be mailed, (b) cash, wire, certified or bank check or postal money order payable to the order of the Optionor for an amount equal to the Initial Exercise Price of such Optionor Shares as to which an exercise applies. Until expiration of the Option, Optionor shall deliver to the custody and control of Optionee stock certificates for the Option Shares, together with duly executed stock powers and medallion signature guarantees to be held by Optionee. Optionee is hereby duly authorized, upon payment of the Initial Exercise Price or Blended Exercise Price to Optionor for any Option Shares, to instruct the Transfer Agent to issue Common Stock in the name of the Optionee, or its designee, and to return to Optionee's custody and control, the balance unexercised Option Shares, until the expiration of the Option, including through and including the expiration of the Extension Period.

Section 4. Affiliate Restrictions. Optionee acknowledges Optionor may be deemed an Affiliate and as a result, upon exercise of the Option, Optionee may acquire shares subject to restriction on resale under the federal securities laws.

Section 5. Delivery of Option Shares. Within a reasonable time following the receipt by the Optionor of the written notice and payment of the Initial Exercise Price for the Option Shares to be purchased hereunder and the fulfillment by Optionee of the conditions precedent to exercise, the Optionor shall cause to be delivered to Optionee at the address specified above, a certificate or certificates for the number of Option Shares with respect to which the Option is then being exercised, registered in the name of the Optionee; provided, however, that such delivery will be deemed effected for all purposes when such certificate or certificates will have been effectively transferred by Optionor by virtue of instructions given by Optionor to the Company transfer agent, and the recordation by the transfer agent of such transfer.

Section 6. Legend. Unless and until the Option Shares represented by this Option are registered under the Securities Act of 1933 (the "Securities Act"), all certificates representing the Option Shares and any certificates subsequently issued in substitution therefor and any certificate for any securities issued pursuant to any stock split, share reclassification, stock dividend or other similar capital event shall bear legends in substantially the following form:

> "THESE SECURITIES HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT") OR UNDER THE APPLICABLE OR SECURITIES LAWS OF ANY STATE. NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE SECURITIES LAWS OF ANY STATE, UNLESS PURSUANT TO EXEMPTIONS THEREFROM."

Section 7. Lock-up. Commencing upon the date of this Agreement, other than with respect to the Option granted hereunder, all Optionor Shares as to which the Option shall not have then been exercised, shall for a period of 18 months thereafter (the "Lock up Period"), be restricted as follows: the Optionor shall not directly or indirectly, (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future), any Optionor Shares, beneficially owned, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by the undersigned on the date hereof or hereafter acquired or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Optionor Shares, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of any Optionor Shares (each of the foregoing, a "Prohibited Sale). Notwithstanding the foregoing, commencing on the twelve (12) months anniversary of the date of this Agreement, the undersigned may sell up to ten (10%) percent of the Optionor Shares issued to the undersigned in each calendar month, on a non-cumulative basis (but not to exceed the difference between the total number of Optionor Shares and the number of Option Shares subject to this option).

Section 8. Adjustments Upon Changes in Capitalization. The existence of this Option will not

affect in any way the right or power of the Company to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or tile rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. If the Company will effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the Common Stock outstanding, without receiving compensation therefor in money, services or property, then the number, class, and per share price of shares of stock subject to this Option will be appropriately adjusted in such a manner as to entitle the Optionee to receive upon exercise of this Option, for the same aggregate cash consideration, the same total number and class of shares that the owner of an equal number of outstanding shares of Common Stock would own as a result of the event requiring the adjustment. Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares of obligations of the Company convertible into such shares or other securities, will not affect, and no adjustment by reason thereof will be made with respect to, the number or price of shares of Common Stock then subject to this Option.

Section 9. Effect of Certain Transactions. If the Company is a party to a merger or reorganization with one or more other corporations, whether or not the Company is the surviving or resulting corporation, or if the Company consolidates with or into one or more other corporations, or if the Company is liquidated, or if there is a sale or other disposition of substantially all of the Company's capital stock or assets to a third party or parties (each hereinafter referred to as a "Transaction"), in any case while this Option remains outstanding: (a) subject to the provisions of clause (b) below, after the effective date of such Transaction this Option will remain outstanding and will be exercisable in shares of Common Stock or, if applicable, shares of such stock or other securities, cash or property as the Optionee's of shares of Common Stock received pursuant to the terms of such Transaction; or (b) the time for exercise of this Option will be accelerated so that this Option will be fully exercisable on or prior to the effective date of such Transaction; provided that (x) notice of such acceleration will be given to the Optionee, (y) the Optionee will have the right to exercise this Option in part or in full prior to the effective date of such Transaction, and (z) to the extent not so exercised, this Option will be canceled prior to or as of such effective date.

Section 10. Rights of Optionee. No person will, by virtue of this Option, be deemed to be a holder of any shares purchasable under this Option or to be entitled to the rights or privileges of a holder of such shares unless and until this Option has been exercised with respect to such shares and they have been issued pursuant to that exercise of this Option. Nothing herein contained will impose any obligation upon the Optionee to exercise this Option.

Section 11. Dividend Restriction. The Optionee shall not be entitled to receive any dividends declared by the Company to the extent that the Option has not been exercised.

Section 12. Notices. All notices permitted or required by this Agreement shall be in writing and shall be deemed to be delivered and received (i) when personally delivered, or (ii) on the day on which sent by facsimile, electronic mail, or other similar device generating a receipt evidencing a successful transmission (provided that on that same date a copy of the notice is deposited in the United States mail, first-class-certified mail, postage prepaid), or (iii) on the second (2nd) business day after the day on which deposited in the United

States mail, first-class-certified mail, postage prepaid, transmitted or addressed to the person for whom intended, at the facsimile number, email address, or mailing address appearing at the end of this Agreement, or such other facsimile number, email address, or mailing address, notice of which is given in the manner contemplated by this Section 11.

Section 13. Governing Law. This Option shall be governed by the laws of the State of New York.

Section 14. Lockup. The Company hereby consents to the exercise of the Option and waives any and all lockup agreements applicable to Optionor with respect to the Option Shares, effective upon exercise of this Option and upon purchase by Optionee (or assigns) such shares shall be released from any and all lockup agreements Including, without limitation, the provisions of Section 6 hereof and any and all other agreements or understanding with the Company to refrain from any sale of disposition of the Option or any Option Shares.

(signatures appear on following page)

IN WITNESS WHEREOF, **the parties have executed this Option, as of the Effective Date.**

"OPTIONOR:"	**"OPTIONEE:"**
Brian Keller	**Opko Health, Inc.**
______________________________	______________________________
Address and Facsimile No. for Notices:	Address and Facsimile No. for Notices:
Email: Facsimile No: ____________________	Email: Facsimile No: ____________________

Agreed and Accepted (with respect to Section 6 and 13 only)

BIOZONE PHARMACEUTICALS, INC.

By:______________________________
Name: Roberto Prego Novo
Title: President

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the "Agreement") is made and entered into, effective as of June__, 2011 (the "Effective Date"), by and between **Daniel Fisher,** an individual with an address at 23 Marlee Road, Pleasant Hill, CA 94523 (the "Optionor"), and **Opko Health, Inc.**, with an address at 4400 Biscayne Boulevard, Miami Florida 33137 (the "Optionee").

RECITALS:

WHEREAS, Optionor is the owner of 6,650,000 shares (the "Optionor Shares") of the common stock, par value $0.001 per share (the "Common Stock"), of Biozone Pharmaceuticals, Inc. (the "Company").

WHEREAS, Optionor desires to grant and issue to Optionee, a 2 month option, subject to extension (the "Option") to acquire 5,320,000 shares of Company Common Stock (the "Option Shares"), with a right to extend such Option for an additional period of 18 months (the "Extension Period") upon payment of $100,000.00 on or prior to the initial expiration date of the Option (the "Extension Payment").

AGREEMENTS:

NOW, THEREFORE, FOR VALUABLE CONSIDERATION, receipt which is hereby acknowledged, Optionor hereby issues and grants to Optionee the following option:

Section 1. Sale of Option. Subject to the terms and conditions set forth below, the Optionor hereby grants to Optionee, a 2 month option to purchase the Option Shares at a per share purchase price from Optionor of $1.00 per share (the "Initial Exercise Price"). In addition, Optionee shall have the further irrevocable right and option prior to expiration of the Extension Period, upon payment of the Extension Payment, to purchase the Option Shares at an Exercise Price per share (the "Blended Exercise Price") determined as follows:

(i) 4,256,000 Option Shares at $1.00 per share: and

(ii) 1,064,000 Option Shares at the volume weighted average price (VWAP) of the Company's common stock as reported on Bloomberg for a period of sixty (60) consecutive trading immediately prior to exercise.

The Option is exercisable at any time and from time to time during its term and the Extension Period, in whole or in part. This Option is assignable in the discretion of the Optionee.

Section 2. Manner of Exercise of Option. Optionee may exercise the Option only by delivering to the Optionor (a) a written notice of exercise specifying the number of shares with respect to which the Option is to be exercised and the address to which the certificate representing such shares is to be mailed, (b) cash, wire, certified or bank check or postal money order payable to the order of the Optionor for an amount equal to the Initial Exercise Price or Blended Exercise Price of such Optionor Shares as to which an exercise applies. Until expiration of the Option, Optionor shall deliver to the custody and control of Optionee stock certificates for the Option Shares, together with duly executed stock powers and medallion signature guarantees to be held by Optionee. Optionee is hereby duly authorized, upon payment of the Initial Exercise Price or Blended Exercise Price to Optionor for any Option Shares, to instruct the Transfer Agent to issue Common Stock in the name of the Optionee, or its designee, and to return to Optionee's custody and control, the balance unexercised Option Shares, until the expiration of the Option, including through and including the expiration of the

Extension Period.

Section 3. Affiliate Restrictions. Optionee acknowledges Optionor may be deemed an Affiliate and as a result, upon exercise of the Option, Optionee may acquire shares subject to restriction on resale under the federal securities laws.

Section 4. Delivery of Option Shares. Within a reasonable time following the receipt by the Optionor of the written notice and payment of the Initial Exercise Price or the Blended Exercise Price for the Option Shares to be purchased hereunder and the fulfillment by Optionee of the conditions precedent to exercise, the Optionor shall cause to be delivered to Optionee at the address specified above, a certificate or certificates for the number of Option Shares with respect to which the Option is then being exercised, registered in the name of the Optionee; provided, however, that such delivery will be deemed effected for all purposes when such certificate or certificates will have been effectively transferred by Optionor by virtue of instructions given by Optionor to the Company transfer agent, and the recordation by the transfer agent of such transfer.

Section 5. Legend. Unless and until the Option Shares represented by this Option are registered under the Securities Act of 1933 (the "Securities Act"), all certificates representing the Option Shares and any certificates subsequently issued in substitution therefor and any certificate for any securities issued pursuant to any stock split, share reclassification, stock dividend or other similar capital event shall bear legends in substantially the following form:

> "THESE SECURITIES HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT") OR UNDER THE APPLICABLE OR SECURITIES LAWS OF ANY STATE. NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE SECURITIES LAWS OF ANY STATE, UNLESS PURSUANT TO EXEMPTIONS THEREFROM."

Section 6. Lock-up. Commencing upon the date of this Agreement, other than with respect to the Option granted hereunder, all Optionor Shares as to which the Option shall not have then been exercised, shall for a period of 18 months thereafter (the "Lock up Period"), be restricted as follows: the Optionor shall not directly or indirectly, (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future), any Optionor Shares, beneficially owned, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by the undersigned on the date hereof or hereafter acquired or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Optionor Shares, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of any Optionor Shares (each of the foregoing, a "Prohibited Sale). Notwithstanding the foregoing, commencing on the twelve (12) months anniversary of the date of this Agreement, the undersigned may sell up to ten (10%) percent of the Optionor Shares issued to the undersigned in each calendar month, on a non-cumulative basis (but not to exceed the difference between the

total number of Optionor Shares and the number of Option Shares subject to this option).

Section 7. Adjustments Upon Changes in Capitalization. The existence of this Option will not affect in any way the right or power of the Company to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or tile rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. If the Company will effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the Common Stock outstanding, without receiving compensation therefor in money, services or property, then the number, class, and per share price of shares of stock subject to this Option will be appropriately adjusted in such a manner as to entitle the Optionee to receive upon exercise of this Option, for the same aggregate cash consideration, the same total number and class of shares that the owner of an equal number of outstanding shares of Common Stock would own as a result of the event requiring the adjustment. Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares of obligations of the Company convertible into such shares or other securities, will not affect, and no adjustment by reason thereof will be made with respect to, the number or price of shares of Common Stock then subject to this Option.

Section 8. Effect of Certain Transactions. If the Company is a party to a merger or reorganization with one or more other corporations, whether or not the Company is the surviving or resulting corporation, or if the Company consolidates with or into one or more other corporations, or if the Company is liquidated, or if there is a sale or other disposition of substantially all of the Company's capital stock or assets to a third party or parties (each hereinafter referred to as a "Transaction"), in any case while this Option remains outstanding: (a) subject to the provisions of clause (b) below, after the effective date of such Transaction this Option will remain outstanding and will be exercisable in shares of Common Stock or, if applicable, shares of such stock or other securities, cash or property as the Optionee's of shares of Common Stock received pursuant to the terms of such Transaction; or (b) the time for exercise of this Option will be accelerated so that this Option will be fully exercisable on or prior to the effective date of such Transaction; provided that (x) notice of such acceleration will be given to the Optionee, (y) the Optionee will have the right to exercise this Option in part or in full prior to the effective date of such Transaction, and (z) to the extent not so exercised, this Option will be canceled prior to or as of such effective date.

Section 9. Rights of Optionee. No person will, by virtue of this Option, be deemed to be a holder of any shares purchasable under this Option or to be entitled to the rights or privileges of a holder of such shares unless and until this Option has been exercised with respect to such shares and they have been issued pursuant to that exercise of this Option. Nothing herein contained will impose any obligation upon the Optionee to exercise this Option.

Section 10. Dividend Restriction. The Optionee shall not be entitled to receive any dividends declared by the Company to the extent that the Option has not been exercised.

Section 11. Notices. All notices permitted or required by this Agreement shall be in writing and shall be deemed to be delivered and received (i) when personally delivered, or (ii) on the day on which sent by

facsimile, electronic mail, or other similar device generating a receipt evidencing a successful transmission (provided that on that same date a copy of the notice is deposited in the United States mail, first-class-certified mail, postage prepaid), or (iii) on the second (2nd) business day after the day on which deposited in the United States mail, first-class-certified mail, postage prepaid, transmitted or addressed to the person for whom intended, at the facsimile number, email address, or mailing address appearing at the end of this Agreement, or such other facsimile number, email address, or mailing address, notice of which is given in the manner contemplated by this Section 11.

Section 12. **Governing Law.** This Option shall be governed by the laws of the State of New York.

Section 13. **Lockup. The Company hereby consents to the exercise of the Option and waives any and all lockup agreements applicable to Optionor with respect to the Option Shares, effective upon exercise of this Option and upon purchase by Optionee (or assigns) such shares shall be released from any and all lockup agreements Including, without limitation, the provisions of Section 6 hereof and any and all other agreements or understanding with the Company to refrain from any sale of disposition of the Option or any Option Shares.**

(signatures appear on following page)

IN WITNESS WHEREOF, **the parties have executed this Option, as of the Effective Date.**

"OPTIONOR:"	**"OPTIONEE:"**
Daniel Fisher	**Opko Health, Inc.**
______________________________	______________________________
Address and Facsimile No. for Notices:	Address and Facsimile No. for Notices:
Email: Facsimile No: ____________________	Email: Facsimile No: ____________________

Agreed and Accepted (with respect to Section 6 and 13 only)

BIOZONE PHARMACEUTICALS, INC.

By:______________________________
Name: Roberto Prego Novo
Title: President

EXHIBIT D

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

CONFIDENTIALITY AND INVENTION

ACKNOWLEDGEMENT

To: Biozone Pharmaceuticals, Inc.

In consideration of the award of certain benefits by the above named company ("Company") that have been or will be made to me, including, without limitation, any awards of options to acquire common stock of the Company, or by any subsidiary or affiliate of the Company, and the compensation paid for my services including any additional benefits or rights relating thereto as provided in a written agreement, policy or other understanding and as a condition of the foregoing, I do hereby agree as follows:

1. **Acknowledgment**. I will either generate or be entrusted with information, ideas and materials which are Company property, involve trade secrets or in some other fashion relate to confidential matters of the Company, including, without limitation, with respect to the intellectual property rights and trade secrets belonging to and associated with Biozone Laboratories, Inc., EquaChem LLC, Equalan Pharma LLC and BetaZone Laboratories LLC (the "Biozone Lab Group"). As a condition of the offer the Company has requested this Agreement. I understand that the Company has acquired the Biozone Lab Group, which have, along with any predecessors, been engaged in this business for over 5 years and are reliant upon technology and methods, which have been devised and protected, which now constitute trade secrets of the Company. For purposes of this agreement, all discussions of the Company's business, trade secrets and proprietary rights shall include those of the Biozone Lab Group. The Company's business involves, among other things, the manufacturing of pharmaceutical products. I acknowledge the Company's business is international in scope and not limited to any particular geographic location, such as the location of my assignment, or other of its offices, plants, or sales facilities. Accordingly, I have been asked to sign this agreement and to agree to certain restrictions governing my activities both during and following my engagement by the Company. Furthermore and notwithstanding the foregoing, I further acknowledge that all intellectual property associated with the business or operations of the Biozone Lab Group is owned and/or registered in the name of Biozone Laboratories, Inc., EqualChem LLC, Equalan Pharma LLC and/or BetaZone Laboratories LLC, as the case may be, and not owned and/or registered in my name or in the name of any entity with which I am associated.

2. **Confidential Information**. During the Benefit Period and at any time thereafter, regardless of the reason for termination of the Benefit Period:

(a) I agree not to use or disclose, directly or indirectly, any Confidential Information in any Unauthorized manner or for any Unauthorized purpose;

(b) I agree that I shall not disclose, reveal or otherwise release, directly or indirectly, any Confidential Information to any third party and to take any and all lawful measures to prevent the Unauthorized use and disclosure of Confidential Information and to prevent Unauthorized persons or entities from obtaining or using Confidential Information. I

further agree to refrain from taking any actions which would constitute or facilitate the Unauthorized use or disclosure of Confidential Information.

As part of the foregoing obligations, I further agree not to disclose any Confidential Information to, or assign any employee, vendor, subcontractor, or agent to provide services to the Company, unless said employee, contractor, vendor or agent is subject to an agreement with the Company, pursuant to which it or they agree to protect Confidential Information provided in the course of such relationship to the same extent that I am bound, unless services are to be provided or performed on customary commercial terms established in the course of the dealings with that person or entity, and to which my supervisor approves. I further agree to the terms of any restrictions on disclosure of third-party information of which I become aware as a result of my duties at the Company which is subject to restrictions on disclosure in favor of such third-party.

I agree that upon termination of my engagement by the Company and at any other time when requested, that I will deliver and return all drawings, blueprints, designs, models, papers and copies which contain any Confidential Information. I further agree that all similar materials in connection with all proposed or actual business of the Company or any of its affiliated companies shall be the property of the Company or such affiliate.

3. **Proprietary Rights**. I agree that during the Benefit Period all information, reports, studies, charts, code, plans, diagrams, presentations and any other tangible or intangible, information, Invention Disclosures, deliverables, discoveries, specifications, designs, methods, devices, writings, compilations of information and all materials that are protectable as intellectual property in the United States, whether under the laws of patents, copyrights, and/or trade secrets, including, without limitation, associated with the business and operations of the Biozone Lab Group ("Inventions") (i) developed or produced by me in conjunction with my efforts for the Company on or prior to the date hereof, (ii) based upon knowledge or information learned or gained from the Company on or prior to the date hereof, (iii) resulting from the use of the Company's facilities, personnel, contacts or materials on or prior to the date hereof or (iv) related in any manner to my engagement by the Company on or prior to the date hereof, shall be the sole and exclusive property of the Company and shall be deemed "works made for hire", of which Company shall be deemed the author.

I agree that all Inventions that are reduced to practice, or otherwise made by me, either alone or in concert with others within one (1) year immediately following the Benefit Period, which Inventions are (i) within the scope of my services for the Company, (ii) related to knowledge or information learned or gained from or through the Company or (iii) developed during said engagement, shall be presumed to have been conceived in the course of said engagement and shall be the sole and exclusive property of the Company and shall be deemed "works made for hire", of which Company shall be deemed the author. The foregoing, however, may be overcome by producing tangible evidence showing clearly that any such Inventions were conceived more than one (1) year after the expiration or termination of my engagement. I hereby agree to communicate and disclose promptly, in writing, to the Company all inventions made during the one (1) year period immediately following the Benefit Period. Moreover, I further

agree to safeguard the confidentiality and proprietary nature of any and all such Inventions in the same manner as that prescribed herein for the treatment of Confidential Information.

I hereby agree that all Inventions are hereby assigned to Company and that I will execute all documents necessary to assign and transfer to Company, or its nominees, successors, or assigns, free of encumbrances, all rights, title, and interest in and to any and all Inventions. All such assignments shall include, among other things, existing or prospective patent rights and copyrights in the United States and all foreign countries.

In the event that any Inventions constitutes a work based upon one or more preexisting works, I agree that I shall provide, in writing, in a separate Appendix, which will be attached hereto and made a part hereof: (i) the nature of such preexisting work; (ii) its owner; (iii) any restrictions or royalty terms applicable to the Company's or my use of such preexisting work or the Company's exploitation of the Inventions; and (iv) the source of my authority to employ the preexisting work in the Inventions. Unless otherwise specifically agreed in such Appendix, before initiating the preparation of any Invention that is a derivative work of a preexisting work, I shall cause Company, its successors and assigns, to have and obtain the irrevocable, nonexclusive, worldwide, royalty-free right and license to (i) use, execute, reproduce, display, perform, distribute internally and externally, sell copies of, and prepare derivative works thereof, and (ii) authorize or sublicense others from time to time to do any or all of the foregoing. I represent and warrant that the Inventions are not based on any preexisting works other than any preexisting works referenced, in writing, in a separate Appendix to this Agreement which will be attached hereto and made a part hereof.

I hereby agree not to bring any action against the Company or any of its agents, including but not limited to independent legal advisors and counsel, for misappropriation of trade secrets or infringement of any intellectual property rights including but not limited to patents, trademarks and copyrights, and malpractice, negligence or any cause of action related in any way to the creation, maintenance, enforcement and commercialization of any intellectual property rights, including patents and patent applications.

4. **Representations**. I represent and warrant that my engagement by the Company does not conflict with and will not be constrained by any prior business relationship, agreement or understanding and that I do not possess confidential information arising out of any prior relationship which, in my best judgment, would be utilized in connection with my employment by Company in contravention of any policy or agreement relating to such confidential information and that I will use best efforts not to disclose such information to the Company or any customer or employee.

I acknowledge that the Confidential Information is commercially and competitively valuable to the Company and that it is vital to the success of the Company's business at all locations at which the Company is deemed to be doing or does business; has been developed at great cost and expense to the Company; that the Unauthorized use or disclosure of Confidential Information would cause irreparable harm to the Company; that the Company has taken and is taking all reasonable measures to protect its legitimate interests in its Confidential Information, including but not limited to affirmative actions to safeguard the confidentiality of such Confidential Information; that by this Agreement and adoption of policies and procedures

(including those of which I may not be aware) the Company is taking reasonable steps to protect its legitimate interests in its Confidential Information; and that the restrictions on the activities in which I may engage set forth herein, and the locations and periods of time for which such restrictions apply, are reasonably necessary in order to protect the Company's legitimate interest in its Confidential Information.

I acknowledge that the Company and its operations are subject to governmental regulation much like many other companies and recognize that there are still relatively few laws or regulations specifically addressed to the Internet. I further acknowledge that I am aware that existing laws and regulations are applicable to the Internet and, as such, to the business and affairs of the Company and the manner in which I perform my duties for the Company. I acknowledge that I am responsible as in any personal or professional endeavor to comply with any and all laws and that knowing or willful violation of the law is grounds for termination, with cause, by the Company. Without limiting the foregoing, I acknowledge that such laws applicable to my activities include user privacy, defamation, pricing, advertising, taxation, gambling, sweepstakes, promotions, content regulation, quality of products and services, and intellectual property ownership and infringement. I agree that in the event that I become aware of any violation of law that I will pursue appropriate response, which would include notification of my immediate superior, or any member of the Board of Directors of the Company, or counsel to the Company.

I acknowledge that I am aware that the Company posts its privacy policy and practices concerning the use and disclosure of any user data on its Web sites. I agree to review and familiarize myself with such privacy policy and practices and to not knowing violate or assist any third party in violation of such privacy policy and practices. I acknowledge that any knowing violation of the posted privacy policy and practices is grounds for termination, with cause, by the Company.

I acknowledge that I am aware that the CAN-SPAM Act of 2003 and certain state laws are intended to regulate interstate commerce by imposing limitations and penalties on the transmission of unsolicited commercial electronic mail via the Internet. I agree to take reasonable precautions to familiarize myself with the identity, business, and practices of customers with which I have direct contact and to not knowingly participate in any activities that would violate the CAN-SPAM Act of 2003 or other similar laws with which I am aware. I acknowledge that any knowing violation of the CAN-SPAM Act of 2003 or Company policy relating to spam is grounds for termination, with cause, by the Company.

5. **Restriction**. I agree that during the Benefit Period and continuing for a period of three (3) years after the termination of the Benefit Period I agree that I shall not, directly or indirectly:

(a) solicit, raid, entice or induce any present or former client, customer, licensor, licensee or vendor of the Company (each, a "Customer") to become a client or customer of any other person or entity for the same or equivalent products or services as the those performed or provided by the Company or authorize, encourage or assist the taking of such actions by any other person or entity;

(b) solicit, raid, entice or induce any employee, agent, consultant, advisor, independent contractor or person otherwise engaged by the Company at any time during the term of my engagement ("Personnel") to become employed or otherwise engaged by any other person or entity for the purpose of rendering services the same as, or similar to, those services as from time-to-time had been provided by such Personnel to or on behalf of the Company or authorize, encourage or assist the taking of such actions by any other person or entity; or

(c) contact or communicate with any Customer or Personnel for any business purpose restricted hereby without the presence or prior consent of the Company.

I agree that during the Benefit Period and continuing for a period of one (1) year thereafter that I shall not, directly or indirectly:

(a) compete in any manner whether for compensation or otherwise, with the Company, or assist any other person or entity to compete with the Company;

(b) compete by developing, marketing, manufacturing or assisting others to develop, market or manufacture any product or service which is competitive with the products or services of the Company then existing or planned for the future which I learn of or develop while engaged by the Company;

(c) accept employment from or have any other relationship (including, without limitation, to own, manage, operate, control, be employed by or participate) with any entity which is competitive with the products or services of the Company then existing or which were known by me to be planned for the future.

The foregoing restrictions shall apply to all geographical areas where I performed services for the Company during the Benefit Period and to all other places where the Company does business and/or did business and/or planned to do business, including the manufacture, license, sale or consumption of the Company's developed products or those in development, which could be the entire United States, Europe or worldwide since the Company produces products for drugs intended for human consumption throughout the world.

I hereby represent and acknowledge that: the restrictions stated above on the activities in which I may engage upon termination of my engagement with the Company are reasonable and that, despite such restrictions, I will be able to earn my livelihood and engage in my profession following said termination; the locations designated above are reasonable because they are limited to the locations in which the Company presently does business, legitimately plans to do business or did business during the term of my engagement; the periods of time designated above are reasonable because it extends only for twelve (12) months following the termination of the Benefit Period.

6. **Certain Definitions.**

"Benefit Period" shall mean the term of my engagement (as employee, consultant, advisor or similar capacity) including during any additional period for which I have been paid or

am entitled to receive any severance payments or other benefits from the Company or during which I may hold unexpired options or stock granted by the Company or any founder shares or options transferred under the Company's Founders Plan.

"Confidential Information" shall mean research and development plans and results, experiment design, methods and techniques, formulations, processes, materials, compounds, designs, and methods, costs, pricing, production, and manufacturing matters and related information and materials, all customer vendor, licensee, licensor, information including the identity thereof, techniques, practices, the terms of any orders or acknowledgments thereof, as well as any and all information, know-how and data, technical or non-technical, which relates to the Company's technology or business, including technical, financial and managerial information, whether written or oral, produced by the Company or on its behalf, either directly or indirectly including, without limitation, those associated with the business and operations of the Biozone Lab Group. "Confidential Information" shall include information made available to me as a result of collaborative of other arrangements with third-parties pursuant to which the Corporation has agreed to maintain the secrecy of such information which shall for all purposes be considered Confidential Information protected by this Agreement. "Confidential Information" shall also include as it relates to the Company or any of its affiliates, business practices or trade secrets obtained, developed or disclosed in the performance of my services, any other matter the confidentiality of which the Company takes reasonable measures to protect, any information which pertains to subjects including, but not limited to, research and development, plant and product security, contingency plans, practices relating to protection of trade secrets and confidential information, equipment, expenditure plans, training, compensation and human resources information, legal matters involving litigation or disputes relating to the Company, contract compliance, waste and spoilage information, submission of government information, regulatory matters, names of individual contacts at customers, vendors or other service providers, preferences, businesses or habits, business methods, distributions and scheduling time, plant and equipment capacities and capabilities, future plans, databases, computer programs, operating procedures, knowledge of the organization, any information contained in any policy or procedures manual of the Company and any matter designated as proprietary, confidential or trade secrets in such a policy or procedures manual from time to time, and similar information in any form whatsoever.

"Invention Disclosure" shall mean a written summary of an invention which fully describes the invention and sets forth all substantive technical features in sufficient detail to enable one of ordinary skill in the art to understand the invention including, without limitation, those associated with the business and operations of the Biozone Lab Group.

"Unauthorized" shall mean (i) in contravention of the Company's policies or procedures; (ii) otherwise inconsistent with the Company's measures to protect its interests in the Confidential Information; (iii) in contravention of any lawful instruction or directive, wither written or oral, of a Company employee empowered to issue such instruction or directive; (iv) in contravention of any duty existing under law or contract; or (v) to the detriment of the Company or any of its affiliates.

7. **Investing Restrictions**. I hereby acknowledge that I am aware that the United States securities laws prohibit any person who has material, non-public information from purchasing or selling securities (and options, warrants and rights relating thereto) on the basis of such information and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. I also acknowledge that from time to time I may become privy to material non-public information from the Company or third parties in relations with the Company. I agree to be bound by the first sentence of this paragraph at all times that I am in possession of material non-public information and to seek the advice of counsel prior to effecting any transactions in the Company's or such third-party's securities.

8. **Governing Law**. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the state of Florida without regard to principles of conflicts of laws. Jurisdiction shall be appropriate only in federal or state court in the state of Florida, county of _____, unless otherwise agreed by the parties. The employee hereby waives the right to a trial by jury in any proceeding brought for the enforcement of any term of this agreement. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void or unenforceable in such jurisdiction, the remainder of such provisions shall not be affected thereby and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the geographic area or matter covered thereby, such court shall reduce the duration, area or matter of such provision and this Agreement shall continue to be enforceable in its modified or reduced form.

I acknowledge that the obligations under this Agreement, are of a special and unique character for which monetary damages for breach would be inadequate and therefore the Company shall be entitled to injunctive and other equitable relief in the event of a breach or threatened breach in addition to any and all rights and remedies available at law or otherwise.

I agree that in performance of my duties to the Company, I shall not make or offer to make any payments to, or confer, or offer to confer any benefit upon any employee, agent or fiduciary of any third party, or any governmental agent or employee with the intent to influence the conduct of such employee, agent, fiduciary or employee in relation to the business of such third party or otherwise to act in contravention of the Company's policy relating thereto from time to time in effect.

I acknowledge that I have read and understand this Agreement and that I have signed and entered into it on my own free will in consideration for the benefits offered by the Company in connection with my engagement, promotion, additional benefits or other reasons related hereto.

BIOZONE PHARMACEUTICALS, INC.	EMPLOYEE
By:_________________________________	_________________________________
Name: Roberto Prego-Novo	Name:
Title: President	Dated As of: ______, 2011
Dated As of: _______, 2011	